Exhibit 10.02

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement, dated as of February 8, 2005 (this “Amendment”), amends the Employment Agreement, entered into as of March 11, 2000, amended as of November 20, 2002 and further amended as of March 9, 2004 (as so amended, the “Agreement”), by and between Joseph R. Martin (the “Executive”) and Fairchild Semiconductor Corporation, a Delaware corporation (the “Corporation”). Terms not otherwise defined herein have the meanings set forth in the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Extension of Renewal Term. Notwithstanding anything to the contrary in Section 1(a), Section 26 or elsewhere in the Agreement, (a) the current Renewal Term is hereby extended until June 15, 2005 or such other date within 60 days before or after such date as the Board of Directors of the Corporation and the Executive shall determine consistent with the Corporation’s succession plan (the definition of Renewal Term is hereby amended to include the remainder of the current term together with such extension) and (b) the Consulting Period shall begin immediately following the Renewal Term and shall end one year later.

2. DSU Settlement Date. With respect to the settlement of any deferred stock units held by the Executive, if any Settlement Date (as defined in the definitive documentation relating to such units) corresponds with the termination of Executive’s employment with the Corporation, then such Settlement Date shall instead occur within five business days after the six month anniversary of such termination, in accordance with Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i) of the Internal Revenue Code. Furthermore, for purposes of any such settlements, any element of the contractual definition of Change in Control that is inconsistent with the definition of Change in Control in Notice 2005-1, or that otherwise emerges under Section 409A(a)(2)(A)(v) of the Internal Revenue Code, shall be disregarded.

3. Effect of Amendment. Except as expressly modified by this Amendment, the Agreement shall not be changed and shall continue in full force and effect according to its terms. Without limiting the generality of the foregoing, any rights of the Executive under the Agreement prior to its amendment hereby and not expressly modified by this Amendment shall not be adversely affected by this Amendment. This Amendment shall modify any deferred stock unit agreement, deferred stock settlement election or other agreement between the Company and the Executive to the extent necessary to give effect to its terms. From and after the effective date of this Amendment, all references in the Agreement shall be deemed to be references to the Agreement as modified hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of date first set forth above.

FAIRCHILD SEMICONDUCTOR CORPORATION

By /s/ Kirk P. Pond

Its President and Chief Executive Officer

EXECUTIVE

/s/ Joseph R. Martin

Joseph R. Martin